EXHIBIT 99.1

GXS Reports First Quarter 2013 Financial Results

Gaithersburg, MD — May 14, 2013 — GXS, a leading provider of B2B integration services, today announced its financial results for the first quarter ended March 31, 2013.

FINANCIAL HIGHLIGHTS FROM THE QUARTER

•	Total Revenue: $118.7 million, down slightly versus 1Q12, up 1% adjusting for currency

•	Managed Services Revenue: $45.1 million, up 8% versus 1Q12, up 9% adjusting for currency

•	Messaging Services Revenue: $51.5 million, down 5% versus 1Q12, down 3% adjusting for currency

•	Adjusted EBITDA: $31.9 million, down 5% versus 1Q12

•	Net Loss: $7.3 million as compared to $4.6 million in 1Q12, up 58% versus 1Q12

•	Minimum Contracted Value (MCV): $47.1 million, up 22% versus 1Q12

•	Results at the high end of Total Revenue guidance and above the range of Adjusted EBITDA guidance for 1Q13

BUSINESS HIGHLIGHTS FROM THE QUARTER

•	Experienced continued strong momentum in Managed Services adoption with 17 new deals signed during the quarter with new and existing customers

•	Sponsored a new report from Stanford University’s Global Supply Chain Management Forum that found Managed Services increased the value of B2B integration programs for 96% of respondents

•
Announced GXS Active Variance, the company’s latest Software-as-a-Service (SaaS) application that assists merchants in managing the remittance and cash settlement activities associated with converting credit and debit card receipts into cash

•	Launched EBICS-as-a-Service communications protocol support to enable Single European Payment Area (SEPA) compliant communication to its Trading Grid

•	GXS’s Head of E-Invoicing is appointed to Chairman role for the UK National E-Invoicing Forum; GXS’s VP of Extended Enterprise Applications recognized as a “Supply Chain Pro-to-Know”

“We’re very excited to be reporting our seventh consecutive quarter of constant currency revenue growth,” commented GXS President and Chief Executive Officer Bob Segert. “And, we believe that our Managed Services revenue will become the largest portion of our revenue before the end of this year, continuing to fuel our revenue growth for the future.”

FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2013

Revenue

Total revenue for 1Q13 was $118.7 million, down slightly as compared to $118.9 million in 1Q12 (up 1%, adjusting for currency) and at the high end of the first quarter guidance range of $118 to $119 million. Managed Services revenue was $45.1 million in 1Q13, up 8% as compared to $41.5 million in 1Q12 (up 9%, adjusting for currency) and Messaging Services revenue was $51.5 million in 1Q13, down 5% from $54.3 million in 1Q12 (down 3%, adjusting for currency). B2B Software and Services, Data Synchronization, and Custom Outsourcing revenues were $22.2 million in the aggregate for 1Q13, down 4% as compared to $23.1 million in 1Q12 (also down 4%, adjusting for currency).

	First Quarter
	2013	2012	% change
(in $ millions)
Revenue
Managed Services	$ 45.1	$ 41.5	8%
Messaging Services	$ 51.5	$ 54.3	-5%
B2B Software and Services, Data	$ 22.2	$ 23.1	-4%
Synchronization, and Custom Outsourcing
Total Revenue	$ 118.7	$ 118.9	0%

Note: Some calculations may differ due to rounding

Expenses and Net Loss

Cost of revenues, sales and marketing, and general and administrative expenses for 1Q13 were $101.6 million, as compared to $100.7 million in 1Q12. Operating income in 1Q13 was $17.1 million, as compared to $18.2 million in 1Q12. Net interest expense and net other expense was ($23.6) million for 1Q13, as compared to ($22.1) million in 1Q12, resulting in loss before income taxes of ($6.5) million and ($3.9) million in 1Q13 and 1Q12, respectively. Net loss was ($7.3) million in 1Q13 after $0.8 million of income tax expense, as compared to ($4.6) million in 1Q12 after $0.7 million of income tax expense.

	First Quarter
	2013		2012
(in $ millions)
Expenses
Cost of revenues		$66.0		$64.8
Sales and marketing		$17.9		$17.2
General and administrative		$17.7		$18.8
Total expenses		$101.6		$100.7

Operating income		$17.1		$18.2

Other expenses
Interest expense, net	$	(21.1)	$	(21.3)
Other expense, net	$	(2.5)	$	(0.7)
Total other expenses	$	(23.6)	$	(22.1)

Loss before income taxes	$	(6.5)	$	(3.9)
Income tax expense		$0.8		$0.7
Net loss	$	(7.3)	$	(4.6)

Note: Some calculations may differ due to rounding

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization, and certain other charges (“Adjusted EBITDA”, a non-GAAP measure) for 1Q13 was $31.9 million, down 5% as compared to $33.7 million in 1Q12 and higher than first quarter guidance of $29 to $30 million.

Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its business and management team. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as (i) an alternative to net income (loss), (ii) a measure of operating income, or cash flows from operating, investing and financing activities, or (iii) a measure of liquidity. Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. The table below reconciles Net loss to Adjusted EBITDA for the periods presented.

	First Quarter
	2013		2012
(in $ millions)
Net loss	$	(7.3)	$	(4.6)
Adjustments:
Income tax expense		$0.8		$0.7
Interest expense, net		$21.1		$21.3
Depreciation and amortization		$13.4		$13.9
Stock compensation expense		$0.3		$0.2
Other expense, net		$2.5		$0.7
Restructuring charges		$0.1		$0.4
Management fees		$1.0		$1.0
Total adjustments		$39.2		$38.3
Adjusted EBITDA		$31.9		$33.7

Note: Some calculations may differ due to rounding

LIQUIDITY AND CAPITAL EXPENDITURES

Cash and cash equivalents totaled $49.2 million at the end of 1Q13, as compared to $35.0 million at the end of 4Q12. There were no amounts outstanding under the revolving credit facility at the end of 1Q13 or at the end of 4Q12. At the end of 1Q13 and 4Q12, $10.9 million and $11.7 million, respectively, of the $50 million of revolving credit facility capacity was pledged as security for certain letters of credit. Therefore, total available cash liquidity, including cash and cash equivalents and total revolving credit facility capacity less outstanding borrowings and letters of credit secured by the revolving credit facility, was $88.3 million and $73.3 million at the end of 1Q13 and 4Q12, respectively.

Capital expenditures (“CAPEX”) were $10.4 million in 1Q13, as compared to $11.1 million in 1Q12.

CUSTOMER ACQUISITION ACTIVITY

Total MCV for 1Q13 was $47.1 million, up 22% as compared to $38.6 million in 1Q12. Sales activity in 1Q13 continued to be focused primarily on new Managed Services contracts which comprised 79% of total MCV in the quarter as compared to 74% in 1Q12.

MCV is the incremental future minimum committed revenue of new sales agreements signed in the current period by customers. If the new contract signed is to replace an existing revenue stream, the MCV is adjusted to reflect only the incremental value from the sale. The MCV calculations are not reflected or recorded within the condensed consolidated financial statements. MCV is not a measure of financial condition or financial performance under U.S. GAAP and should not be considered as an alternative to deferred income or revenues, or as a measure of financial condition or operating performance.

FINANCIAL GUIDANCE

The company is re-affirming its 2Q13 and FY13 financial guidance outlined on March 19, 2013. For 2Q13, Revenue and Adjusted EBITDA remains unchanged in the range of $120 to $121 million and $34 to $35 million, respectively. For FY13, Revenue, Adjusted EBITDA, CAPEX and MCV remain unchanged at $485 to $495 million, $145 to $150 million, $40 to $45 million, and $220 to $230 million, respectively.

Achieving this guidance is subject to a number of risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission (“SEC”). As a result, there can be no assurance that such guidance can be achieved.

	Second Quarter 2013			Full Year 2013
(in $ millions)
Revenue	$ 120	to	$ 121	$ 485	to	$ 495
Adjusted EBITDA	$ 34	to	$ 35	$ 145	to	$ 150
CAPEX	n/a		n/a	$ 40	to	$ 45
MCV	n/a		n/a	$ 220	to	$ 230

Second Quarter and Full Year 2013 Adjusted EBITDA Guidance - Reconciliation to GAAP

($ millions)	Second Quarter 2013			Full Year 2013
Adjusted EBITDA	$ 34.0	to	$ 35.0	$ 145.0	to	$ 150.0
Income tax expense	($ 0.8)	to	($ 1.2)	($ 3.2)	to	($ 4.8)
Interest expense, net	($ 21.1)	to	($ 21.2)	($ 84.4)	to	($ 84.8)
Depreciation and amortization	($ 14.0)	to	($ 14.4)	($ 56.0)	to	($ 57.6)
Stock compensation expense	($ 0.2)	to	($ 0.3)	($ 0.8)	to	($ 1.2)
Other income, net	($ 0.8)	to	($ 1.2)	($ 3.2)	to	($ 4.8)
Restructuring charges	($ 0.2)	to	($ 0.3)	($ 0.8)	to	($ 1.2)
Management fees	($ 1.0)			($ 4.0)
Total adjustments	($ 38.1)	to	($ 39.6)	($ 152.4)	to	($ 158.4)
Net income (loss)	($ 4.1)	to	($ 4.6)	($ 7.4)	to	($ 8.4)

EARNINGS CONFERENCE CALL

Bob Segert and Gregg Clevenger will conduct a call to review the first quarter 2013 results on Tuesday, May 14, 2013 at 1:00 PM U.S. Eastern Time. To access the call, please dial 877-269-6740, or outside the U.S. 816-650-0840, at least 10 minutes before the start of the call (when calling in, you’ll be asked for your name and the Conference ID Number 88299583). A replay will be available for one week beginning two hours after the call ends. It can be accessed by dialing 855-859-2056 or 404-537-3406.

ABOUT GXS

GXS is a leading B2B integration services provider and operates the world’s largest integration cloud, GXS Trading Grid®. Our software and services help more than 550,000 businesses, including 22 of the top 25 supply chains, extend their partner networks, automate receiving processes, manage electronic payments, and improve supply chain visibility. GXS Managed Services, our unique approach to improving B2B integration operations, combines GXS Trading Grid® with our process orchestration services and global team to manage a company’s multi-enterprise processes. Based in Gaithersburg, Maryland, GXS has direct operations in 20 countries, employing more than 2,800 professionals. To learn more, see http://www.gxs.com, read our blog at http://www.gxsblogs.com and follow us on Twitter at http://twitter.com/gxs. You can also access our public filings with the Securities and Exchange Commission at http://www.sec.gov/edgar.shtml.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements." All statements, other than statements of historical facts, that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future, including the discussion under “Financial Guidance,” are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the company's public filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise.

NON-GAAP MEASURES

This press release contains certain supplemental measures of performance that are not required by, or presented in accordance with, GAAP. Such measures should not be considered as alternatives to GAAP measures.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,230	$35,030
Receivables, net	95,438	99,094
Prepaid expenses and other assets	27,053	28,326
Total current assets	171,721	162,450

Property and equipment, net	109,600	109,307
Goodwill	267,829	269,046
Intangible assets, net	95,856	100,838
Deferred financing costs	9,865	10,988
Other assets	21,110	20,103

Total Assets	$675,981	$672,732

Liabilities and Stockholder's Deficit
Current liabilities:
Trade payables	$16,902	$20,025
Deferred income	42,320	41,492
Accrued expenses and other current liabilities	62,829	46,029
Total current liabilities	122,051	107,546

Long-term debt	776,210	775,334
Deferred income tax liabilities	10,394	10,753
Other liabilities	52,108	56,541
Total liabilities	960,763	950,174

GXS Worldwide, Inc. stockholder's deficit:
Common stock $1.00 par value, 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	430,242	429,952
Accumulated deficit	(704,949)	(697,659)
Accumulated other comprehensive loss	(10,407)	(10,082)
Total GXS Worldwide, Inc. stockholder's deficit	(285,113)	(277,788)
Non-controlling interest	331	346
Total stockholder’s deficit	(284,782)	(277,442)

Total Liabilities and Stockholder’s Deficit	$675,981	$672,732

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 13, 2013.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months ended March 31,
	2013	2012
Revenues	$118,746	$118,912

Costs and operating expenses:
Cost of revenues	66,047	64,750
Sales and marketing	17,883	17,150
General and administrative	17,693	18,828
Operating income	17,123	18,184

Other income (expense):
Interest expense, net	(21,109)	(21,339)
Other income (expense), net	(2,485)	(718)
Loss before income taxes	(6,471)	(3,873)

Income tax expense	834	749
Net loss	(7,305)	(4,622)
Less: Net income (loss) attributable to non-controlling interest	(15)	5
Net loss attributable to GXS Worldwide, Inc.	$(7,290)	$(4,627)

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 13, 2013.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months ended March 31,
	2013	2012
Cash flows from operations:
Net loss	$(7,305)	$(4,622)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,408	13,863
Deferred income taxes	355	202
Amortization of deferred financing costs and debt discount	2,118	1,978
Stock compensation expense	290	197
Changes in operating assets and liabilities, net of effect of business acquisitions:
Decrease in receivables	3,656	6,071
Increase in prepaid expenses and other assets	(508)	(1,521)
Decrease in trade payables	(1,810)	(2,980)
Increase (decrease) in deferred income	828	(2,757)
Increase in accrued expenses and other liabilities	12,248	19,373
Other	1,766	383
Net cash provided by operating activities	25,046	30,187

Cash flows from investing activities:
Purchases of property and equipment (including capitalized interest)	(10,421)	(11,107)
Net cash used in investing activities	(10,421)	(11,107)

Cash flows from financing activities:
Borrowings under revolving credit facility	––	7,000
Repayments under revolving credit facility	––	(10,000)
Payment of financing costs	––	(400)
Net cash used in financing activities	––	(3,400)

Effect of exchange rate changes on cash	(425)	88

Increase in cash and cash equivalents	14,200	15,768
Cash and cash equivalents, beginning of period	35,030	12,968
Cash and cash equivalents, end of period	$49,230	$28,736

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$215	$311
Cash paid for income taxes	$404	$659

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 13, 2013.

INVESTOR RELATIONS:
Gregg Clevenger
Executive Vice President and Chief Financial Officer
GXS Worldwide, Inc.
301-340-5188
gregg.clevenger@gxs.com

MEDIA RELATIONS:
Robin Lane
PR Manager
GXS Worldwide, Inc.
301-340-4277
robin.lane@gxs.com